content="text/html; charset=iso-8859-1"> INDUSTRIAL SERVICES OF AMERICA, INC

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______)

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INDUSTRIAL SERVICES OF AMERICA, INC.
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INDUSTRIAL SERVICES OF AMERICA, INC.

Notice of Annual Meeting of Shareholders
To Be Held on May 24, 2001

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company") will be held at Building No. 9, 7100 Grade Lane, Louisville, Kentucky, on Thursday, May 24, 2001 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)	To elect five (5) directors for a term expiring in 2002;

(2)	To ratify the selection of Crowe, Chizek and Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

       Only shareholders of record at close of business on April 16, 2001 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 24, 2001, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

By Order of the Board of Directors

John O. Tietjen Corporate Secretary

7100 Grade Lane
Louisville, Kentucky 40213
April 26, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Industrial Services of America, Inc., a Florida corporation (the "Company"), to be used at the 2001 Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Time) on Thursday, May 24, 2001, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

       Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors; and (ii) the ratification of independent auditors for the 2001 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

       The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. Such expenses, however, do not include any salaries and wages of officers and employees of the Company who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

       The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to ratify the selection of independent auditors for the 2001 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

       This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 26, 2001.

VOTING SECURITIES

       Only shareholders of record at the close of business on April 16, 2001 are entitled to vote at the Annual Meeting or any adjournments within 120 days thereof. As of April 16, 2001 there were 1,703,300 shares of the Company's Common Stock outstanding and entitled to vote plus an additional 254,200 shares of Common Stock held by the Company as Treasury Stock.

       Each share of Common Stock (with the exception of Treasury Stock) entitles the holder to one vote on all matters presented at the Annual Meeting.

       The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 16, 2001 for (i) each named executive officer, director and nominee for director of the Company, (ii) each person known to management to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock, and (iii) all named executive officers and directors of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percentage of Class (1)

Harry Kletter 1208 Park Hills Court Louisville, Kentucky 40207	733,804 (4)	43.1%
K & R Corporation 7100 Grade Lane Louisville, Kentucky 40213	467,304 (5)	27.4%
Roberta Kletter 1208 Park Hills Court Louisville, Kentucky 40207	180,000 (6)	10.6%
Sean Garber 7100 Grade Lane Louisville, Kentucky 40213	127,000 (7)	7.5%
Bruce A. Cannon	22,300 (8)	1.3%
Mr. Ted Cox	38,790 (8)	2.3%
David W. Lester	20,000 (8)	1.2%
Robert A. Otis	25,000 (8)	1.5%
Jerrold R. Perchik	20,000 (8)	1.2%
Alan L. Schroering	22,000 (8)	1.3%
All directors and executive officers as a group	1,244,384 (9)	73.1%

(1)	The table reflects share ownership and the percentage of such share ownership as of April 16, 2001. The percentages are determined on the basis of 1,703,300 shares of Common Stock outstanding (and exclusive of the additional 254,200 shares of Common Stock held by the Company as Treasury Stock), plus, for each individual or entity, the number of shares of Common Stock that may be acquired upon the exercise of stock options within sixty days of April 16, 2001.

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3)	Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4)	Includes 467,304 shares of Common Stock beneficially owned by K & R Corporation ("K & R"), the sole shareholder of which is Harry Kletter. Does not include the following shares of Common Stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 180,000 shares owned by Roberta Kletter, the spouse of Harry Kletter; (ii) 50,000 shares owned by the Harry Kletter Family Charitable Foundation, of which Mr. Kletter is a co-advisor; and (iii) 47,475 shares beneficially owned by three adult children of Mr. and Mrs. Kletter.

(5)	Harry Kletter as the sole shareholder, director, President and Chief Executive Officer of K & R is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R. Roberta Kletter, spouse of Mr. Kletter, is a director and Vice President of K & R. Two of Mr. Kletter's adult children are also officers of K & R.

(6)	Does not include the following shares of Common Stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 733,804 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter; (ii) 467,304 shares of Common Stock owned by K & R, of which Harry Kletter is the sole shareholder, director, President and Chief Executive Officer; and (iii) 47,475 shares beneficially owned by three adult children of Mr. and Mrs. Kletter.

(7)	Includes 125,000 shares issuable upon exercise of outstanding stock options. Does not include 3,500 shares of Common Stock owned beneficially by Lisa M. Garber, the spouse of Mr. Garber, as to which Mr. Garber disclaims beneficial ownership. Mr. Garber resigned as President of the Company effective May 1, 2000.

(8)	Represents and includes 20,000 shares issuable upon exercise of outstanding stock options granted to each Director.

(9)	The percentage of shares owned by all directors and executive officers as a group is based on the applicable number of (i) shares outstanding plus (ii) shares issuable upon exercise of outstanding stock options owned by the group which vest within sixty days of April 16, 2001.

       See "ELECTION OF DIRECTORS" below for share ownership information with respect to nominees for election as directors.

ITEM I. ELECTION OF DIRECTORS

       The nominees for election as directors are Harry Kletter, Bruce A. Cannon, Ted L. Cox, David W. Lester and Jerrold R. Perchik. All nominees for election as directors currently serve as directors of the Board. All nominees with the exception of Mr. Lester were elected by the shareholders at the 2000 Annual Meeting for a term expiring at the 2001 Annual Meeting. Mr. Lester was elected upon the resignation of Mr. Joe Cohen at the Board of Directors meeting held on September 26, 2000. On April 18, 2001 the Board of Directors adopted a resolution to reduce the number of directors from seven to five. If elected, all directors will hold office until the 2002 Annual Meeting until their respective successors have been elected and qualified.

       Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

       The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting. Each of these individuals has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Harry Kletter Chairman of the Board and Chief Executive Officer	74	1983

Bruce A. Cannon Director	54	2000

Ted Cox Director	58	1999

David W. Lester Director	48	2000

Jerrold R. Perchik Director	43	2000

Nominees for Directors

HARRY KLETTER has been a director of the Company since October 1983. In October 1983 he was elected Chairman of the Board and Chief Executive Officer. Mr. Kletter served as President and Chief Executive Officer of the Company from October 1983 until January 1988, and from January 1990 until July 1991. Mr. Kletter resumed the duties of President and Chief Executive Officer on August 1, 1992 upon Edward List's resignation from this position. Mr. Sean M. Garber became Interim President on December 1, 1997, upon Harry Kletter's resignation from this position. Effective March 2, 2000, the Board elected Mr. Kletter as Chief Visionary Officer of the Company. Upon the resignation of Mr. Garber, effective May 1, 2000, Mr. Kletter became President and Chief Executive Officer of the Company. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with the Company, Mr. Kletter was President and Chief Executive Officer of K & R, which is now a real estate holding company and materials processing company. Prior thereto, Mr. Kletter was the President of Tri-City Industrial Services, Inc., which corporation was involved in the transportation, disposal and management of solid waste. From 1980 to present, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures. Mr. Kletter is the spouse of Roberta Kletter.

BRUCE A. CANNON has been a director of the Company since May 25, 2000. He is a certified public accountant with over 30 years of financial experience, most recently as a Chief Financial Officer and Director of Spectran, a high tech public company. Mr. Cannon's experience includes raising capital for initial public offerings, secondary stock offerings and private debt placements. He also has experience with SEC reporting, shareholder relations, and mergers and acquisitions. Since 1999, Mr. Cannon has been a consultant to Spectran Corporation in Sturbridge, Massachusetts. From 1983 to 1998 he served as Senior Vice President of Finance, Secretary, Treasurer and Director of Spectran. Spectran was founded in 1981 as a manufacturer of optical fiber used in data and telecommunications applications. Prior to 1983, Mr. Cannon was the Corporate Controller of SCA Services, Inc. in Boston, Massachusetts for ten years and also served as a Senior Auditor of Arthur Andersen & Company.

TED L. COX has been a director of the Company since May, 1999. He has been President and the majority owner of Ryan Insurance Incorporated ("Ryan") since April 1984. Ryan sells and services property casualty insurance policies for industrial and commercial businesses, including the Company. Mr. Cox, a licensed insurance agent for thirty years, began working with Ryan in 1974 developing middle market commercial accounts. Mr. Cox attended the University of Louisville in Louisville, Kentucky where he took courses in business management and insurance. In 1977, Mr. Cox completed insurance and agency management course studies at USF&G's School of Insurance in Baltimore, Maryland.

DAVID W. LESTER has been a director of the Company since September 26, 2000. He is a certified public accountant and has over twenty-five years of diversified business experience. He has served for over fifteen years as Chief Financial Officer or Chief Operating Officer of several companies and for nearly ten years with KPMG Peat Marwick, a Big 5 international public accounting firm. He served as Chief Financial Officer or Chief Operating Officer for multiple public companies, led a company through its initial public offering and has led multiple companies through the development and execution of their business plans. Presently Mr. Lester is the Chief Financial Officer for SHPS, Inc., a human resource and health management provider. From June 1999 to June 2000, he was the Chief Financial Officer, Secretary and Treasurer of Perennial Health Systems, Inc. From March 1998 to May 1999, he was the Chief Financial Officer for Micro Computer Solutions, Inc. From February 1985 to October 1997, Mr. Lester was the Chief Operating Officer or Chief Financial Officer for Kentucky Medical Insurance Company and Stratton-Cheeseman Management Company, the successor to Kentucky Medical Insurance Company. Perennial Health Systems, Inc. and Kentucky Medical Insurance Company were reporting companies under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

JERROLD R. PERCHIK, JD has been a director of the Company since May 25, 2000. Since March 2000, Mr. Perchik has served as the Vice President/Chief Development Officer for UniStar, LLC, and has been Of Counsel to the law firm of Greenebaum Doll & McDonald PLLC. Mr. Perchik practiced with Greenebaum Doll & McDonald PLLC specializing in commercial dispute, real estate, finance and corporate litigation from November 1992 to March 2000. From November 1987 to November 1992, Mr. Perchik was the sole legal officer for Hughes Group, Inc., a $120 million privately held holding company and 13 subsidiary companies engaged in various construction, mining and real estate businesses. Mr. Perchik holds a B.S. degree in accounting from the University of Kentucky and a JD degree from the Brandeis School of Law, University of Louisville.

       None of the directors hold another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act, as amended or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of the directors of the Company has any family relationship with any other director or executive officer of the Company.

Meetings and Committees of the Board of Directors

       During 2000 the Board met eight times and took action on one other occasion by unanimous written consent of the directors. The Board has held two meetings in 2001 to date. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

       The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses to be paid to Company executive officers. During the year ended December 31, 2000, this committee held two meetings and to date in 2001 has held two additional meetings. Messrs. Otis, Cannon and Perchik are presently members of this committee. The appointments of Messrs. Otis and Cannon to this committee occurred at the Board meeting on May 25, 2000 and Mr. Perchik was appointed upon the resignation of Mr. Cohen.

       The Audit Committee confers with the Company's independent auditors regarding the scope and adequacy of annual audits; reviews reports from such independent auditors; and meets with the independent auditors to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee met three times during the first quarter of 2000 to review the report from the independent auditors and the management letter prior to releasing the Form 10-K Annual Report for the fiscal year ended December 31, 1999. The Audit Committee met on four other occasions in 2000 to discuss internal controls and procedures, the stock option plan and also to adopt an audit committee charter, a copy of which is attached as Appendix A. The Audit Committee has met twice in 2001 to review the management report from the auditors and the 2000 Form 10-K Annual Report before filing. Messrs. Cannon, Perchik and Schroering were appointed to this committee at the Board meeting held May 25, 2000, and Mr. Schroering has since been replaced by Mr. Lester on the committee for reasons of independence. All current members of the audit committee are independent as defined in Rule 4200(a)(15) of the National Association of Security Dealers, Inc. ("NASD") listing standards. The formal report of the Audit Committee with respect to the year 2000 begins on page 13 herein.

       The Nominating Committee is empowered to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at the Company's principal executive offices. The committee held one meeting during the year ended December 31, 2000, to select the director nominees elected on May 25, 2000. On April 18, 2001, the Nominating Committee selected the director nominees listed in this Proxy Statement. Messrs. Kletter, Cox and Perchik currently serve as members of this committee. The appointment of Messrs. Kletter and Cox to this committee occurred at the Board meeting on May 25, 2000 and Mr. Perchik was appointed upon the resignation of Mr. Cohen.

Compensation of Directors

       The Company granted an annual fee of $20,000 payable in equal monthly installments for all non-employee directors during this past year (e.g., Messrs. Cannon, Cox, Lester, Otis, Perchik and Schroering). Mr. Kletter receives no additional consideration for serving on the Board of Directors. Fees for all non-employee directors elected to serve until 2002 will be determined at the first regular meeting of the Board to be held following the Annual Shareholder meeting on May 25, 2001.

       On May 25, 2000 the Board was increased from five to seven members with the addition of two non-employee members. Two vacancies were created by the prior resignation of Mr. Garber and the non-reelection of Mr. Naft and were also filled by two non-employee members. Messrs. Cannon, Otis, Perchik and Schroering were elected to the Board and granted options to purchase 20,000 shares of Common Stock at $2.50 per share. Upon the resignation of Mr. Cohen in September 2000, Mr. Lester was elected to the Board and also offered options to purchase 20,000 shares of Common Stock at $2.50 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from reporting persons that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during 2000 with the following exceptions: initial filings on Form 3 were not filed timely for Messrs. Otis, Perchik and Schroering and Form 4 covering nine transactions for Mr. Kletter . The reporting persons have subsequently filed these reports.

ITEM II. RATIFICATION OF INDEPENDENT AUDITORS

       The Company's Form 10-K Annual Report to Shareholders for the fiscal year ended December 31, 2000, including financial statements and the report of Crowe, Chizek and Company, LLP thereon, is being mailed with this Proxy Statement to each of the Company's shareholders of record at the close of business on April 26, 2001. The Board has selected Crowe, Chizek and Company, LLP as independent auditors of the Company's accounts for the fiscal year ending December 31, 2001. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board. Representatives of Crowe, Chizek and Company, LLP are not expected to be present at the Annual Meeting. The selection of Crowe, Chizek and Company, LLP will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

       The following table sets forth cash and other compensation information for the fiscal years ended December 31, 2000, 1999 and 1998 paid or accrued by the Company, to (i) the Company's Chief Executive Officer and (ii) the President of the Company (the Chief Executive Officer and President being the two most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 at December 31, 2000).

		Annual Compensation			Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options (#)	All Other Compensation

Sean M. Garber	2000	$120,000	$15,000	$8,951(2)			–
President,	1999	$118,924	$25,000	$11,022(2)	–	–	–
Treasurer and	1998	$107,364	$7,000	$5,237(2)	–	–	$3,000 (3)
Chief Operating
Officer (1)

Harry Kletter	2000 (5)	–	–	$0	–	–	–
Chief Executive	1999 (5)	–	–	$3,872	–	–	–
Officer (4)	1998 (5)	–	–	$0	–	–	–
(1)	Mr. Garber served as Interim President from December 1, 1997 until February 5, 1998 at which time he became President and Treasurer of the Company. Mr. Garber served as Chief Operating Officer of the Company from November 1997 to May 1, 2000. Effective May 1, 2000, Mr. Garber resigned all of his director and executive officer positions with the Company.

(2)	The Garber Employment Agreement provided for a $1,000,000 life insurance policy with an annual premium of $3,268 for 1998, 1999 and 2000, and the taxable use of a Company vehicle equal of $1,965, $770 and $5,683 for 1998, 1999 and 2000, respectively. The terms of the Garber Employment Agreement have been superseded by the terms of the Garber Separation Agreement, dated April 26, 2000, related to the resignation of Mr. Garber from the Company. The compensation in the table reflects the effect of the Garber Separation Agreement on his compensation.

(3)	Mr. Garber received a bonus contribution to his 401(k) in the amount of $3,000 in 1998. The total amount of compensation vests immediately and would not be affected by a change in control of the Company.

(4)	Mr. Kletter served as President of the Company until December 1, 1997 when he resigned upon the appointment of Mr. Garber as Interim President. Mr. Kletter has served as the Chief Executive Officer since July 31, 1992. Mr. Kletter, appointed Chief Visionary Officer of the Company in March 2000, became Chief Executive Officer effective May 1, 2000 upon Mr. Garber's resignation.

(5)	K & R, the sole shareholder of which is Mr. Kletter, conducts significant business with the Company. Mr. Kletter receives compensation from K & R. See "EXECUTIVE COMPENSATION – Certain Transactions."

       All other executive officers of the Company earned less than $100,000.

  Stock Option Exercises and Holdings

         The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2000.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable	Value of Unexercised In-the-money Options at FY-End ($) - Exercisable (1)(2)
Sean M. Garber	--	--	100,000	--
	--	--	25,000	$39,000

         All of the aggregated options listed above were exercisable at year ended December 31, 1999. To date the options remain unexercised.

(1)	The dollar values for column heading "Value of Unexercised In-the-Money Options at FY-End ($) Exercisable" are calculated by determining the difference between the fair market value and the value based upon exercise price of the securities underlying the options.

(2)	The exercise price of these options is $2.50 per share, and the market value at the close of December 31, 2000 as quoted on the NASDAQ Small Cap market was $2.00 per share; therefor these options were not in the money.

  Employment Contracts

         The Garber Employment Agreement is superseded by the Garber Separation Agreement (the "Separation Agreement") dated April 26, 2000, between the Company and Mr. Garber. Mr. Garber determined that it was in his best interest to leave the employment of the Company in order to pursue other business interests, but would be available to consult with the Company on Company business on an as-needed basis and at mutually agreed times and dates. Mr. Garber's employment with the Company as its President, Chief Operating Officer and a member of its Board of Directors terminated effective May 1, 2000. The Company agreed to pay Mr. Garber (i) $15,000 which constitutes the balance of bonus compensation for 1999, (ii) legal services up to the aggregate sum of $10,000 incurred by the Mr. Garber in connection with the Separation Agreement and related matters and (iii) the sum of $120,000 to be paid over the next (12) twelve months, less standard withholding and authorized deductions, to be paid weekly which payments shall be secured by an irrevocable bank letter of credit ("Letter of Credit") issued by the Mid-America Bank of Louisville and Trust Company. Mr. Garber would have full use of the automobile then in his possession and assigned to him, the title to which the Company transferred to him at no cost on or before April 30, 2001. The Company continued to maintain insurance at the levels effective on April 26, 2000 and licensing until title was transferred. Mr. Garber retains his options to purchase 125,000 shares of common stock under the terms and conditions set forth in the Garber Employment Agreement. The Company continued Mr. Garber's family health insurance coverage under the Company's group health insurance plan after May 1, 2000, and the Company agreed to pay the cost of Mr. Garber's health insurance premium for coverage through and including November 30, 2001.

  Certain Transactions

  K & R Lease; K & R Consulting Agreement

         On February 16, 1998 the Company's Board of Directors ratified and formalized an existing relationship in connection with (i) the leasing by the Company of its facilities from K & R and (ii) the provision of consulting services from K & R to the Company. K & R is an affiliate of the Company and Harry Kletter, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of K & R.

         Lease Agreement. The Lease Agreement (the "K & R Lease"), effective as of January 1, 1998, between K & R, as landlord, and the Company, as lessee, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky (the "Leased Premises"). The principal improvements consist of an approximately 22,750 square foot building used as the Corporate Office, an approximately 8,286 square foot building used for CWS offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet. The initial term of the K & R Lease is for ten years with two five-year option periods (the "Option Periods") available thereafter. The base rent for the first five years is $450,000 per annum, payable at the beginning of each month in an amount equal to $37,500 (the "Fixed Minimum Rent"). The Fixed Minimum Rent adjusts each five years, including each of the Option Periods, in accordance with the Consumer Price Index. The Fixed Minimum Rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a "change in control" of the Company.

         The Company is also required to pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The Company provided a $50,000 security deposit to K & R for performance by the Company of the terms, covenants and conditions of the K & R Lease applicable to it.

         K & R Consulting Agreement. The K & R Consulting Agreement dated as of January 2, 1998 (the "K & R Consulting Agreement"), by and between the Company and K & R, remains in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provides written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. K & R shall provide strategic planning and development to the Company, including advice on management activities, advertising, financial planning and mergers and acquisitions (the "K & R Consulting Activities"). The Company shall be responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R Consulting Activities.

         The K & R Consulting Agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30 day period). The K & R Consulting Agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the Leased Premises. Upon termination, K & R agrees not to engage, directly or indirectly, in the business conducted by, or hire employees from, the Company for a period of five years and within 100 miles of any operation of the Company. The Company's principal shareholder and Chief Executive Officer is compensated through consulting fees pursuant to the K & R Consulting Agreement.

         The K & R Consulting Agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R Consulting Agreement further provides that K & R must maintain the confidentiality of any information of the Company not otherwise in the public domain or required to be disclosed by law.

  Insurance Premiums

         Mr. Cox, a director nominee, has been the President and the majority owner of Ryan since 1988. Ryan sells and services property casualty insurance policies for industrial and commercial businesses, including the Company. Total insurance premium costs to the Company from Ryan totaled approximately $415,000 in 2000. Included in this figure was $43,000 in commissions paid to Mr. Cox.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report reflects the Company's compensation policies with respect to its executive officers, as endorsed by the Compensation Committee of the Board, and the resulting actions taken by the Company for the reporting periods shown.

         The Company through its executive compensation policies seeks to provide compensation that will enable the Company to attract and maintain quality executives in the competitive market place. The Company believes in a pay-for-performance policy, to align results for the executive, the Company and the shareholder. Currently, the executive compensation program of the Company is comprised of salary, annual cash incentive bonus opportunity, long term incentives such as stock options and the employee 401(k) Plan in which executives can participate.

         The compensation for both Harry Kletter as the Company's Chief Executive Officer and to Sean Garber as the President of the Company was determined by the Board considering the criteria set forth in this report

  Submitted by the Compensation Committee of the Board of Directors,

Jerry R. Perchik	Robert A. Otis	Bruce A. Cannon

  REPORT OF THE AUDIT COMMITTEE

         In accordance with its written charter, a copy of which is attached as Appendix A, adopted by the Board, the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial practices of the Company. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with the Independence Standards Board Standard No. 1. The Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Committee discussed on March 26, 2001 and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

         The Committee reviewed the audited financial statements of the Company with management and the independent auditors on March 26, 2001. Based upon this review, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Bruce A. Cannon, Audit Committee Chairman
David W. Lester, Director and Audit Committee Member
Jerry R. Perchik, Director and Audit Committee Member

  Independent Auditors Fees

         The aggregate fees billed for professional services by Crowe, Chizek and Company in 2000 for various services are as follows:

         Audit Fees: $85,000 for services rendered for the annual audit of the Company's financial statements for 2000 and the quarterly reviews of the financial statements included in the Company's Form 10-Q.

         Financial Information Systems Design and Implementation Fees: $0.00

         All Other Fees: $44,000 incurred for the preparation of state franchise and property tax forms and review of the accounting treatment of various transactions.

  PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the Standard & Poors 500 and to a peer group for the period commencing December 1995. Since there is no nationally recognized industry index consisting of consultants in the business of retail and industrial waste management sales and service of waste handling equipment to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of four companies which represent other public companies in the industry - Casella Waste Systems, Inc., Republic Services, Inc., Waste Connections, Inc., and Waste Holdings, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 1995 and that all dividends were reinvested.

	Cumulative Total Return
	12/95	12/96	12/97	12/98	12/99	12/00

INDUSTRIAL SERVICES OF AMERICA, INC.	100.00	155.17	62.07	35.34	26.08	32.76
S & P 500	100.00	122.96	163.98	210.84	255.22	231.98
PEER GROUP	100.00	100.00	100.00	118.91	83.90	101.46

  SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before December 21, 2001 for inclusion in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting and must comply with the applicable requirements of the federal securities laws.

  OTHER MATTERS

         The Board knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

John O. Tietjen
Corporate Secretary

  Louisville, Kentucky
  April 26, 2001

  Appendix A

  Industrial Services of America, Inc.
  Audit Committee Charter

  Organization

         There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed solely of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Audit Committee) and at least one member shall have accounting or related financial management expertise.

  Statement of Policy

         The Audit Committee shall provide assistance to the corporate directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, internal controls, financial reporting and disclosure practices of the corporation, legal and ethical compliance procedures and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the corporation. The Audit Committee shall have a clear understanding with management and with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the corporation’s shareholders.

  Responsibilities

         In carrying out its responsibilities, the Board of Directors believes the policies and procedures of the Audit Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

         In carrying out these responsibilities, the Audit Committee will:

--	Review and recommend to the Board of Directors the selection and retention of independent auditors to audit the financial statements of the corporation and its divisions and subsidiaries, or the discharge of such independent auditors. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine their continued independence. The Audit Committee will discuss with the independent auditors the matters included in the written disclosures required by the Independence Standards Board.

--	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. The Audit Committee will also approve the estimated cost of the annual audit and the level and scope of non-audit services provided by the independent auditors.

--	Review with the independent auditors, the corporation’s internal auditors, and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and adopt any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

--	Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

--	Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

--	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

--	Discuss with the independent auditors the appropriateness of the accounting principles and financial disclosure practices used or proposed to be adopted by the corporation.

--	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit. The Audit Committee should consult periodically with the independent auditors out of the presence of management about the adequacy of the corporation’s internal control structure and the completeness and accuracy of the corporation’s financial statements.

--	Establish, review and update periodically a code of business conduct and ensure that management has established a system to enforce this code. The Audit Committee will periodically review company policy statements and procedures to determine their adherence to the corporation’s code of business conduct.

--	Review periodically with the corporation’s counsel legal and regulatory matters that may materially affect the corporation’s financial statements, compliance policies and programs.

--	Conduct an appropriate review of all related party transactions on a continuing basis and review potential conflict of interest situations where appropriate.

--	Review accounting, financial, human resources and management succession planning within the corporation.

--	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

--	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

--	Review and update this Charter on an annual basis, or more frequently as appropriate.

--	Perform such other duties and functions consistent with this Charter, the corporation’s bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

  INDUSTRIAL SERVICES OF AMERICA, INC.

  This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Harry Kletter and John O. Tietjen, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock, $.01 par value, of Industrial Services of America, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 24, 2001, at 10:00 a.m., EDT, at Building No. 9, 7100 Grade Lane, Louisville, Kentucky, and at any and all adjournments thereof.

         The Board of Directors recommends a vote FOR each of the following proposals:

1.	Election of Directors

	[ ]	FOR all nominees listed below (or in lieu of a vote FOR all nominees, as marked in the applicable boxes below adjacent to each nominee)
Nominee
Harry Kletter	[ ] For	[ ] Withhold Authority
Bruce A. Cannon	[ ] For	[ ] Withhold Authority
Ted L. Cox	[ ] For	[ ] Withhold Authority
David W. Lester	[ ] For	[ ] Withhold Authority
Jerrald R. Perchik	[ ] For	[ ] Withhold Authority

2.	Proposal to ratify the selection of Crowe, Chizek and Company, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001.

	[ ] For [ ] Against	[ ] Abstain

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

  The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors and in favor of all proposals.

Dated: ________________________, 2001

__________________________________________
Signature

__________________________________________
Signature

Name(s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

  PLEASE DATE, SIGN AND RETURN THIS PROXY
  PROMPTLY IN THE ACCOMPANYING ENVELOPE